Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Amílcar Jordán	Kathy Waller
VP of Finance and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Reports Third Quarter 2015 Results

SAN JUAN, Puerto Rico, November 5, 2015 – Triple-S Management Corporation (NYSE:GTS), the leading managed care company in Puerto Rico, today announced consolidated revenues of $765.1 million and net income of $4.2 million, or $0.16 per diluted share for the quarter ended September 30, 2015. Pro forma net income was $9.8 million, or $0.39 per diluted share, a roughly 25% year-over-year increase.

Quarterly Consolidated Highlights

●	Consolidated operating revenues were $764.4 million, a 35.6% increase from last year, reflecting the change in the Medicaid contract from an administrative services only (ASO) agreement to an at-risk model;
●	Managed Care member month enrollment declined 48.3% year over year, reflecting the reduction in Medicaid service regions from eight to two;
●	Consolidated operating income was $3.6 million;
●	Consolidated loss ratio was 85.0%;
●	Medical loss ratio (MLR) was 87.8%.

Ramón Ruiz-Comas, President and Chief Executive Officer of Triple-S Management said, “Despite a challenging environment, we posted better-than-expected third-quarter financial results. During the period, our Managed Care and Property & Casualty segments demonstrated further improvement in their ongoing operating performance. Specifically, Medicare premiums increased 13% in the period, while Property & Casualty operating income rose 13%, yielding a double-digit operating margin. We also continued to repurchase our common stock in the open market, buying back 683,000 shares this quarter.”

“Within our Medicare operation, we are seeing sustained year-over-year and year-to-date improvements in our business and anticipate that the initiatives we have been pursuing will continue bearing fruit in 2016. We have also been focused on strengthening this segment’s executive staff and raising the CMS Star ratings of all our plans. The strategy we have crafted for this business is designed to make our team more innovative, better equipped to foresee change, and adapt more quickly by leveraging technology and timelier reporting to increase risk scores and Star ratings, tighten compliance and ultimately boost member retention. The aforementioned Medicare strategy has already resulted in a 3.5 Star rating for one of our products in 2017.”

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Ruiz-Comas concluded, “We will continue to make decisions that are best for the long-term well-being of the company and remain quite positive about the outlook for our various businesses. In light of the overall economic and industry situation in Puerto Rico, we continue to refrain from providing guidance.”

Selected Quarterly Details

●	Pro Forma Net Income Was $9.8 Million, or $0.39 Per Diluted Share. Weighted average shares outstanding were 25.5 million. This compares with pro forma net income of $8.5 million, or $0.31 per diluted share, in the corresponding quarter of 2014, based on weighted average shares outstanding of 27.1 million.
●	Managed Care Membership. Fully-insured and self-insured Commercial membership decreased by 8.4% and 7.0%, respectively. Medicare membership was up 3.0% year over year, to 124,004. Medicaid membership declined 70.1%, reflecting our decision, effective April 1, 2015, to participate in only two service regions when the government of Puerto Rico changed its administrative services only (ASO) model, under which we served all eight regions, to one that was “at-risk.” As a result, our Managed Care membership decreased by 48.5% year over year.
●	Consolidated Premiums Earned Increased 43.4%, to $746.7 Million. The increase in consolidated premiums earned was principally due to the additional Managed Care premiums generated under the new at-risk Medicaid contract. Total Medicaid premiums during this quarter were $199.8 million.
●	Administrative Service Fees Were Down 79.5%, to $6.2 Million. The lower service fee income reflects the change in the Medicaid business model from an ASO agreement to an at-risk model beginning April 1, 2015.
●	Managed Care MLR Rose 60 Basis Points, to 87.8%. The increased MLR largely reflects the impact of the new Medicaid at-risk contract, which has a higher loss ratio, somewhat mitigated by a 300-basis-point decrease in the Medicare MLR.
●	Consolidated Loss Ratio Rose 170 Basis Points, to 85.0%. The consolidated loss ratio reflects the impact of the increased Managed Care volume associated with the change in the Medicaid contract from an ASO agreement to an at-risk model. Also, the Life Insurance segment’s loss ratio increased 270 basis points, while the loss ratio of the Property and Casualty Insurance business decreased by 500 basis points.
●	Consolidated Operating Expense Ratio Decreased 530 Basis Points, to 16.7%. The lower consolidated operating expense ratio is largely due to the increase in consolidated premiums earned.
●	Consolidated Operating Income Decreased to $3.6 Million. The decline in operating income primarily reflects lower profitability in the Managed Care segment, stemming from a $4.4 million contingency accrual, and in the Life Insurance segment, resulting in a 110-basis-point decrease in the consolidated operating margin.
●	Share Repurchase Program. Triple-S Management repurchased approximately 683,000 shares during the quarter, leaving $3.7 million remaining under the current buyback authorization.

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	Pro Forma Net Income
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(dollar amounts in millions)	2015	2014	2015	2014

Net income	$4.2	$4.7	$38.0	$39.1
Less pro forma adjustments:
Net realized investment gains (losses), net of tax	(1.2)	2.5	12.2	5.9
Contingency accrual	(4.4)	-	(4.4)	-
Change in enacted tax rate-capital gains	-	(6.3)	-	(6.3)
Non-recurring tax benefit	-	-	3.1	-
Pro forma net income	$9.8	$8.5	$27.1	$39.5
Diluted pro forma net income per share	$0.39	$0.31	$1.04	$1.45

Nine-Month Recap

For the nine months ended September 30, 2015, consolidated operating revenues increased 21.6%, to $2.1 billion, primarily reflecting the additional Managed Care premiums generated under the new at-risk Medicaid contract that became effective April 1, 2015.  Total Medicaid premiums during this period were $405.3 million. Consolidated claims incurred for the nine-month period were $1.7 billion, up 30.0% year over year, reflecting the higher fully-insured Managed Care enrollment associated with the new Medicaid contract. The nine-month consolidated loss ratio was up 230 basis points, to 83.9%, and the MLR rose 150 basis points, to 86.9%.  This increase was mostly driven by the impact of the increased Managed Care volume associated with the change in the Medicaid contract from an ASO agreement to an at-risk model. Consolidated operating expenses for the nine months ended September 30, 2015 were $380.1 million and the operating expense ratio was 18.3%. Pro forma net income for the nine-month period was $27.1 million, or $1.04 per diluted share, based on weighted average shares outstanding of 26.0 million, compared with $39.5 million, or $1.45 per diluted share, based on weighted average shares outstanding of 27.3 million at the same time last year.

Segment Performance

Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property & Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net, administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating income or loss divided by operating revenues. The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as Medicare premium adjustments and prior-period reserve developments, and presents them in the corresponding period.

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(Unaudited)	Three months ended September 30,				Nine months ended September 30,
(dollar amounts in millions)	2015	2014	Percentage Change		2015	2014	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$210.6	$215.6	(2.3%)		$634.9	$668.3	(5.0%)
Medicare	279.4	247.6	12.8%		818.0	764.5	7.0%
Medicaid	199.8	-	100%		405.3	-	100%
Total Managed Care	689.8	463.2	48.9%		1,858.2	1,432.8	29.7%
Life Insurance	35.7	35.8	(0.3%)		109.9	105.7	4.0%
Property and Casualty	21.7	22.3	(2.7%)		67.0	69.5	(3.6%)
Other	(0.5)	(0.5)	(0.0%)		(1.7)	(1.6)	6.3%
Consolidated premiums earned, net	$746.7	$520.8	43.4%		$2,033.4	$1,606.4	26.6%
Operating revenues:
Managed Care	$698.1	$497.9	40.2%		$1,909.8	$1,536.6	24.3%
Life Insurance	41.5	41.8	(0.7%)		127.6	123.3	3.5%
Property and Casualty	23.7	24.5	(3.3%)		73.1	75.8	(3.6%)
Other	1.1	(0.4)	375.0%		(2.1)	(1.2)	(75.0%)
Consolidated operating revenues	$764.4	$563.8	35.6%		$2,108.4	$1,734.5	21.6%
Operating income:
Managed Care	$(2.2)	$0.9	(344.4%)		$6.3	$32.9	(80.9%)
Life Insurance	4.3	5.7	(24.6%)		14.4	16.1	(10.6%)
Property and Casualty	2.6	2.3	13.0%		6.6	7.5	(12.0%)
Other	(1.1)	-	(100.0%)		(4.2)	(3.6)	(16.7%)
Consolidated operating income	$3.6	$8.9	(59.6%)		$23.1	$52.9	(56.3%)
Operating margin:
Managed Care	(0.3%)	0.2%	-50	bp	0.3%	2.1%	-180	bp
Life Insurance	10.4%	13.6%	-320	bp	11.3%	13.1%	-180	bp
Property and Casualty	11.0%	9.4%	160	bp	9.0%	9.9%	-90	bp
Consolidated	0.5%	1.6%	-110	bp	1.1%	3.0%	-190	bp
Depreciation and amortization expense	$3.9	$5.4	(27.8%)		$12.0	$16.0	(25.0%)

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Managed Care Additional Data	Three months ended September 30,		Nine months ended September 30,
(Unaudited)	2015	2014	2015	2014
Member months enrollment:
Commercial:
Fully-insured	1,119,344	1,223,825	3,388,436	3,816,561
Self-insured	544,881	591,835	1,680,435	1,828,121
Total Commercial	1,664,225	1,815,660	5,068,871	5,644,682
Medicare:
Medicare Advantage	370,702	320,102	1,073,726	957,618
Stand-alone PDP	-	40,739	-	123,484
Total Medicare	370,702	360,841	1,073,726	1,081,102
Medicaid:
Fully-insured	1,279,692	-	2,583,204	-
Self-insured	-	4,231,233	4,229,082	12,626,015
Total Medicaid	1,279,692	4,231,233	6,812,286	12,626,015
Total member months	3,314,619	6,407,734	12,954,883	19,351,799

Claim liabilities (in millions)			$333.2	$249.3 *
Days claim payable			56	56 *

Premium PMPM:
Managed Care	$249.05	$292.30	$263.75	$292.55
Commercial	188.15	176.17	187.37	175.11
Medicare Advantage	753.71	686.17	761.83	707.15
Stand-alone PDP	-	100.64	-	106.90
Medicaid	156.13	-	156.90	-

Medical loss ratio:	87.8%	87.2%	86.9%	85.4%
Commercial	84.8%	84.6%	84.4%	85.6%
Medicare Advantage	86.4%	89.4%	86.3%	84.8%
Stand-alone PDP	-	89.7%	-	97.4%
Medicaid	92.5%	-	91.5%	-

Adjusted medical loss ratio:	89.8%	86.9%	87.3%	86.4%
Commercial	86.1%	85.6%	86.1%	86.5%
Medicare Advantage	90.0%	87.9%	86.9%	86.0%
Stand-alone PDP	-	90.5%	-	97.0%
Medicaid	90.6%	-	89.8%	-

Operating expense ratio:
Consolidated	16.7%	22.0%	18.3%	21.8%
Managed Care	13.6%	18.8%	15.2%	18.4%
* Information provided as of December 31, 2014.

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Managed Care Membership by Segment	As of September 30,
	2015	2014

Members:
Commercial:
Fully-insured	371,426	405,584
Self-insured	181,045	194,703
Total Commercial	552,471	600,287
Medicare:
Medicare Advantage	124,004	106,828
Stand-alone PDP	-	13,539
Total Medicare	124,004	120,367
Medicaid:
Fully-insured	423,944	-
Self-insured	-	1,416,390
Total Medicaid	423,944	1,416,390
Total members	1,100,419	2,137,044

Conference Call and Webcast

Management will host a conference call and webcast on November 5, 2015 at 9:00 a.m., Eastern Time to discuss its financial results for the three months and nine months ended September 30, 2015. To participate, callers within the U.S. and Canada should dial
1-855-327-6837, and international callers should dial 1-631-891-4304 about five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the Web site.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

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Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

●	Trends in health care costs and utilization rates
●	Ability to secure sufficient premium rate increases
●	Competitor pricing below market trends of increasing costs
●	Re-estimates of policy and contract liabilities
●	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
●	Significant acquisitions or divestitures by major competitors
●	Introduction and use of new prescription drugs and technologies
●	A downgrade in the Company’s financial strength ratings
●	A downgrade in the Government of Puerto Rico’s debt
●	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
●	Ability to contract with providers consistent with past practice
●	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
●	Ability to maintain Federal Employees, Medicare and Medicaid contracts
●	Volatility in the securities markets and investment losses and defaults
●	General economic downturns, major disasters, and epidemics

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This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

-FINANCIAL TABLES ATTACHED-

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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands)
Unaudited

	September 30, 2015	December 31, 2014
Assets

Investments	$1,327,606	$1,323,859
Cash and cash equivalents	194,457	110,037
Premium and other receivables, net	282,758	315,622
Deferred policy acquisition costs and value of business acquired	187,028	184,100
Property and equipment, net	73,849	78,343
Other assets	149,117	133,775

Total assets	$2,214,815	$2,145,736

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$1,037,410	$935,613
Accounts payable and accrued liabilities	284,104	277,630
Long-term borrowings	62,237	74,467

Total liabilities	1,383,751	1,287,710

Stockholders’ equity:
Common stock	25,348	27,032
Other stockholders’ equity	806,333	831,526

Total Triple-S Management Corporation stockholders’ equity	831,681	858,558

Non-controlling interest in consolidated subsidiary	(617)	(532)

Total stockholders’ equity	831,064	858,026

Total liabilities and stockholders’ equity	$2,214,815	$2,145,736

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Premiums earned, net	$746,718	520,766	$2,033,383	1,606,353
Administrative service fees	6,163	30,253	39,835	89,509
Net investment income	10,618	11,816	32,534	35,314
Other operating revenues	862	939	2,656	3,283

Total operating revenues	764,361	563,774	2,108,408	1,734,459

Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(1,627)	-	(4,489)	(462)
Net realized gains, excluding other-than-temporary impairment losses on securities	66	3,108	19,748	7,624

Total net realized investment gains (losses)	(1,561)	3,108	15,259	7,162

Other income, net	2,289	367	5,131	1,188

Total revenues	765,089	567,249	2,128,798	1,742,809

Benefits and expenses:
Claims incurred	634,909	433,853	1,705,237	1,311,601
Operating expenses	125,887	121,036	380,086	369,992

Total operating costs	760,796	554,889	2,085,323	1,681,593

Interest expense	1,979	2,273	6,235	6,974

Total benefits and expenses	762,775	557,162	2,091,558	1,688,567

Income before taxes	2,314	10,087	37,240	54,242

Income tax expense (benefit)	(1,850)	5,432	(631)	15,205

Net income	4,164	4,655	37,871	39,037

Less: Net loss attributable to the non-controlling interest	30	68	85	117

Net income attributable to Triple-S Management Corporation	$4,194	$4,723	$37,956	$39,154

Earnings per share attributable to Triple-S Management Corporation:
Basic net income per share	$0.17	$0.17	$1.46	$1.44
Diluted earnings per share	$0.16	$0.17	$1.46	$1.44

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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)
Unaudited

	For the Nine Months Ended September 30,
	2015	2014

Net cash provided by operating activities	$171,470	$60,805

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	307,545	150,049
Fixed maturities matured/called	38,323	27,892
Equity securities sold	81,176	70,803
Securities held to maturity - fixed maturities matured/called	639	2,929
Other investments	-	8,925
Acquisition of investments:
Securities available for sale:
Fixed maturities	(360,588)	(211,129)
Equity securities	(81,901)	(23,731)
Securities held to maturity - fixed maturities	(623)	(865)
Other investments	(2,139)	(583)
Net outflows from policy loans	(498)	(352)
Net capital expenditures	(5,628)	(3,801)

Net cash provided by (used in) investing activities	(23,694)	20,137

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(5,262)	(6,754)
Repayments of long-term borrowings	(12,230)	(1,486)
Repurchase and retirement of common stock	(40,983)	(5,995)
Proceeds from policyholder deposits	5,587	6,413
Surrenders of policyholder deposits	(10,468)	(6,436)

Net cash used in financing activities	(63,356)	(14,258)

Net increase in cash and cash equivalents	84,420	66,684

Cash and cash equivalents, beginning of period	110,037	74,356

Cash and cash equivalents, end of period	$194,457	$141,040

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